AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                         A I M CAPITAL MANAGEMENT, INC.


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and A I M CAPITAL MANAGEMENT, INC., a Texas corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of October 29, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Series Trust.

     WHEREAS, effective March 31, 2008, the Sub-Adviser changed it's company name from A I M Capital Management, Inc. to Invesco Aim Capital Management, Inc.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement in order to reflect the Sub-Adviser's company name change; All references to A I M Capital Management, Inc. are hereby amended to reflect the new company name: Invesco Aim Capital Management, Inc.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 13th day of June, 2008.


JACKSON NATIONAL ASSET                INVESCO AIM CAPITAL
MANAGEMENT, LLC                       MANAGEMENT, INC.
                                     (FORMERLY, A I M CAPITAL MANAGEMENT, INC.)

By: ______________________________    By:  ______________________________
Name:  MARK D. NERUD                  Name:______________________________
Title: PRESIDENT                      Title: ____________________________